February 25, 2013

United States Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re: St. Joseph, Inc.

On February 25, 2013 my appointment as auditor for St. Joseph, Inc. ceased. I have read St. Joseph, Inc.’s statements included under Item 4.01 of its Form 8-K dated February 27, 2013 and agree with such statements, insofar as they apply to me.

Very truly yours,

/s/ Borgers & Cutler CPA’s PLLC
Borgers & Cutler CPA’s PLLC
Certified Public Accountants
Denver, CO